Exhibit 15


                              SEED MONEY AGREEMENT
                              --------------------

          SEED MONEY AGREEMENT (the "Agreement") made this 13th day of December, 1996 by and between Teachers Insurance and Annuity Association of America ("TIAA") and the College Retirement Equities Fund ("CREF"), both nonprofit corporations existing under the laws of the State of New York.

          1. TIAA hereby agrees to invest in the CREF Inflation-Linked Bond Account (the "IL Bond Account") the sum of $50,000,000 on January 2, 1997 or as soon thereafter as practicable.

          2. In consideration for such investment and without deduction of any charges, CREF shall credit TIAA with 2,000,000 accumulation units in the IL Bond Account, each valued at $25.00, of which TIAA shall be the owner. Such accumulation units will share pro rata in the investment performance of the IL Bond Account and shall be subject to the same valuation procedures and the same periodic deductions as are other accumulation units in the IL Bond Account.

          3. TIAA represents that the accumulation units acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

          4. Accumulation units acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the net asset value of accumulation units of the IL Bond Account next determined after CREF

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receives TIAA's proper notice of redemption.

          5. TIAA may purchase, and CREF may issue, additional accumulation units of the IL Bond Account as the parties may agree.

          6. This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

                              TEACHERS INSURANCE AND
                              ANNUITY ASSOCIATION OF AMERICA


                              By: /s/ John H. Biggs
                                 ------------------------------------
                                  Title: Chairman and Chief
                                    Executive Officer


                              COLLEGE RETIREMENT EQUITIES FUND


                              By: /s/ Martin L. Leibowitz
                                 ------------------------------------
                                  Title: Vice Chairman and Chief
                                    Investment Officer


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